Exhibit 10.2

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This agreement (Agreement) is entered into between Joseph Davidson (Employee) and SunOpta, Inc. (Company). This Agreement has been individually-negotiated and is not provided in connection with a termination program.

1.      Separation From and Termination of Employment Relationship.

A.

Termination of Employment Relationship: Employee and the Company will end their employment relationship on February 16, 2017 (the “Termination Date”). The Company may relieve Employee of all duties and place the Employee on administrative leave prior to the Termination Date by providing written notice. Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the earlier of being placed on administrative leave or the Termination Date. Employee agrees not to seek reinstatement, future employment, or other working relationship with the Company or any of its affiliates.

B.

Compensation through Termination Date: Irrespective of wither Employee executes this Agreement and to the extent that Employee has not already received payment, the Company shall pay Employee (i) all unpaid compensation to which he is otherwise entitled through the Termination Date, and (ii) for any accrued, unused paid time off pay, if any, existing at the Termination Date, all in accordance with the Company’s applicable policies. All accrued and unused paid time off that is due will be paid on the Company’s first regularly scheduled pay date following the Termination Date.

C.	Retention Bonus: Employee will receive a retention bonus payment in the total gross amount of $27,103.57, consistent with Employee’s retention bonus agreement dated November 11, 2016.

D.

SunOpta Stock Awards. Employee’s stock option awards or restricted stock awards relating to SunOpta, Inc., as well as his ownership of any series of shares of SunOpta, Inc. or any of its subsidiaries, if any, will be handled in accordance with the terms, provisions and conditions of the applicable plans and agreements governing such options, restricted stock and shares. Nothing in this Agreement shall modify or override those terms, provisions and conditions of said plans and agreements.

E.

Company Retirement and Incentive Plan(s). Employee may have vested interests in a Company-sponsored 401(k) plan or other retirement or deferred compensation plan. Employee’s interests in said plans shall be paid subject to the terms, provisions and conditions of said plans, and nothing in this Agreement shall modify or override those terms. Employee’s right to make contributions to any such plans shall terminate on the Termination Date, and the Severance Benefits provided for in Paragraph 2 shall not constitute wages for purposes of the plans. Employee’s participation in the SunOpta Corporate Bonus Plan (“STI”) and Long Term Incentive Plan shall terminate on the Termination Date and Employee shall forfeit any right to receive any benefit from such plan.

1

2.      Consideration. In consideration of Employee’s promises in this Agreement, and upon expiration of the revocation period so long as Employee has not revoked, the Company will provide Employee:

A.

Severance pay in the total gross amount of $426,360, to be paid as salary continuation (the “Severance Benefit”). The Severance Benefit shall be payable over up to a seventy-six (76) week period beginning after the Termination Date and payable in the form of substantially equal bi-weekly payments amortized over this seventy-six (76) week period. The initial payment shall be made on Company’s first regular pay date following, and subject to, the occurrence of all of the following: (i) Employee’s termination of employment, (ii) his execution of this Agreement, and (iii) expiration of the revocation period described in Paragraph 12 without Employee having revoked this Agreement. The Severance Benefit shall be paid pursuant to a fixed schedule of the regular payroll practices of the Company.

B.	If Employee elects COBRA, Company will pay Employer portion and COBRA fees for medical and dental coverage through February 2018. Employee is responsible for the Employee portion of such coverage.

C.	Outplacement Benefits. Employer will provide Employee with outplacement benefits for six (6) months through Challenger, Gray & Christmas.

The Company will apply standard tax and other applicable withholdings to payments made to Employee. Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled. The Company also will pay Employee accrued but unused vacation regardless of whether Employee signs this Agreement. Although the Company is under no obligation to provide reinstatement, employment, re-employment, consulting or other similar status, if the Company rehires Employee within twelve months of the Termination Date, Employee’s right to future severance payments will terminate.

3.      Full and Final Release. In consideration of the benefits provided by the Company, Employee, for Employee personally and Employee’s heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

4.      Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, and (iv) which cannot be released by private agreement. Employee understands that nothing in this Agreement (a) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the Older Workers Benefit Protection Act or (b) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (c) prevents Employee from exercising Employee’s rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement, Employee is waiving his right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

5.      Proprietary Information. Employee acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while working. Employee agrees not to make any such information known to any member of the public. Employee further agrees to return to the Company prior to the Termination Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain.

6.      Restrictive Covenants. Employee understands and acknowledges that by virtue of his employment with the Company, he had access to and knowledge of Confidential Information (defined hereafter), was in a position of trust and confidence with the Company, and benefitted from the Company’s goodwill. Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill. Employee further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if the Employee violates the restrictive covenants below.

(a)

Confidentiality. Employee understands and acknowledges that during the course of his employment, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Company, its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, whether oral or written, relating directly or indirectly to financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, research and development, trade secrets, know-how, patent applications that have not been published, technology and other confidential information and intellectual property of the Company. Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appeal to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Employee agrees, as a condition of this Agreement, that Employee will not use or disclose any Confidential Information which Employee learned or that came into Employee possession during the course of employment with the Company. Among other things, and without limitation, Employee will not use or disclose, without the consent of the Company, any trade secrets, confidential or proprietary information of or concerning the Company, its owners, affiliates, customers or suppliers.

(b)

Non-Competition. Employee will not at any time within the period of eighteen (18) months following the Termination Date either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, consultant, shareholder (except as a shareholder holding not more than five (5) percent of the outstanding shares from time to time from any class of shares of a publicly traded corporation) or in any other manner whatsoever engage in, own, manage, operate, join, control, advise or consult with, participate in the ownership, operation or control of, be employed by, or be connected in any manner with any person, company or firm that solicits, offers, sells or provides any services or products competitive with those offered or provided by Company, or which you became aware the Company is planning to offer or provide, during the course of your employment in the United States or Canada.

(c)

Non-Solicitation of Customers. Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information and goodwill, and that because of the Employee’s experience with and relationship to the Company, he has had access to and learned about much or all of the Company’s customer information. Customer information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, product information, pricing information and other information identifying facts and circumstances specific to the customer. Employee agrees, as a condition of this Agreement, not to directly or indirectly solicit, contact, attempt to contact or meet without the Company’s consent, any person solicited, serviced, or contacted by you on behalf of the Company during your employment for purposes of offering or accepting goods or services competitive with those offered by the Company during the course of Employee’s employment for a period of eighteen (18) months.

(d)

Non-Solicitation of Employees. Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees. Employee agrees, as a condition of this Agreement, not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for a period of eighteen (18) months from the Termination Date.

(e)

Reasonableness of Restrictions. If any covenant or provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and Paragraphs 6(a), 6(b), 6(c) and 6(d) are each declared to be separate and distinct covenants. If any court of law finds that any provision of this Paragraph 6 is invalid or unenforceable, then such provision shall be enforced to the extent deemed reasonable and enforceable by the court. Employee hereby agrees all restrictions contained in this section are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived. Employee further agrees that the covenants in this section shall not terminate upon the termination of employment hereunder and acknowledge that a violation of any of the provisions of this section will result in immediate and irreparable damage to the Company and agree that in the event of such violation, the Company, in addition to any other right of relief, shall be entitled to seek equitable relief by way of a temporary or permanent injunction and to such other relief that any court of competent jurisdiction may deem just and proper. If Employee is in breach of any such restrictions, the running of the period of such restrictions shall be stayed and shall recommence upon the date Employee ceases to be in breach thereof, whether voluntarily or by injunction.

(f)	Survivability. The terms of this Paragraph 6 shall survive the expiration or termination of this Agreement for any reason.

7.      Confidentiality. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee’s lawyer or accountant, a governmental agency, or Employee’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

8.      Insider Trading. The Company reminds you of that, by virtue of your role as a senior officer of the Company, you may be in possession of material information with respect to the Company which has not been publicly disclosed. As a result, notwithstanding the termination of your employment, you may still be considered to be in a “special relationship” with the Company under applicable securities laws in Canada and the United States and therefore subject to restrictions on trading in securities of the Company or tipping or disclosing material non-public information to third parties. You are therefore encouraged to consult with your attorney or the Company’s Compliance Officer in advance of trading in securities of the Company.

9.      Cooperation. Employee agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee. Without limiting the foregoing, Employee agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

10.      Non-Admission. This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

11.      Non-Disparagement. Except as otherwise provided in Paragraph 4 above, Employee agrees not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing. Nothing in this paragraph prohibits Employee from complying with a court order or lawful subpoena.

12.      Acknowledgements: Employee acknowledges and agrees that: (i) Employee has reported to the Company any and all work-related injuries incurred during employment; and (iii) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave, and (iii) Employee has not filed for bankruptcy and has a legal right to receive the Severance Benefits out lined above.

13.      Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Employee to consult with an attorney prior to signing this Agreement. Employee has twenty-one (21) days to consider whether to sign this Agreement (the “Consideration Period”). Employee must return this signed Agreement to the Company’s representative set forth below within the Consideration Period but not prior to the Termination Date. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have fifteen days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the fifteen-day revocation period to Jill Barnett, General Counsel, 7301 Ohms Lane, Suite 600 Edina, MN 55439 If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the sixteenth day after Employee signs this Agreement provided Employee does not revoke this Agreement. Any modification or alteration of any terms of this Agreement by Employee voids this Agreement in its entirety. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period. Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

14.      Applicable Law and General Provisions. This Agreement shall be interpreted under Minnesota law. This Agreement sets forth the entire agreement between the parties. Employee is not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement. To the extent of any conflict between the terms of this Agreement and the Company’s severance plan, the provisions of this Agreement shall prevail. The provisions of this individually-negotiated Agreement are severable, and if any part of this Agreement except Paragraph 3 is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date: 2/21/2017	Michelle Coleman Chief Human Resources Officer	/s/ Michelle Coleman Signature

Employee has read and understood this Agreement, signs this Agreement waiving valuable rights, and acknowledges that this Agreement is final and binding.

Date: 2/21/17 Not valid if signed before Termination Date	Joe Davidson	/s/ Joseph Davidson Signature